UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 20, 2022
(Date of earliest event reported)

AVANOS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5405 Windward Parkway
Suite 100 South
Alpharetta,	Georgia	30004
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (844) 428-2667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.01 Par Value	AVNS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01    Completion of Acquisition or Disposition of Assets
On January 20, 2022, Avanos Medical, Inc. (the “Company”) completed the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2021, by and among the Company, Avent, Inc., a wholly owned subsidiary of the Company (“Avent”), Orthogen Merger Sub, Inc., a wholly owned subsidiary of Avent (“Merger Sub”), OrthogenRx, Inc. (“OrthogenRx”), and Shareholder Representative Services LLC, as representative of OrthogenRx’s equityholders. Pursuant to the Merger Agreement, OrthogenRx merged with and into Merger Sub, with OrthogenRx surviving the merger as a wholly owned subsidiary of Avent (the “Merger”). As a result of the Merger, the Company acquired the OrthogenRx business, which is focused on the development and commercialization of treatments for knee pain caused by osteoarthritis.
In accordance with the Merger Agreement, the total purchase price paid by the Company in the Merger was $130.0 million in cash at closing, on a cash-free debt-free basis and subject to adjustments based on the net working capital of OrthogenRx at the closing, with up to an additional $30.0 million payable in contingent cash consideration based on OrthogenRx’s growth in net sales during 2022 and 2023. The purchase price was funded by available cash on hand and the proceeds of borrowings, including from the incurrence of a new incremental tranche of term loans, under the Company’s existing senior secured credit facility (see Item 2.03 below).
The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On January 20, 2022, the Company incurred $125 million of incremental term loans (the “Tranche A Term Loans”) under that certain Incremental Agreement dated as of December 22, 2021 (the “Incremental Agreement”), which supplemented the Company’s existing senior secured credit facility (as amended by that certain First Amendment dated as of December 22, 2021 the “Existing Credit Agreement”). The proceeds of the Tranche A Term Loans were used to fund a portion of the purchase price under the Merger Agreement and to pay fees and expenses relating to the Merger.
The unpaid principal amount of the Tranche A Term Loans is due and payable by the Company upon its maturity on October 30, 2023. The Company has the right to voluntarily prepay the Tranche A Term Loans from time to time in accordance with the Existing Credit Agreement. Interest on the Tranche A Term Loans is payable in accordance with the Existing Credit Agreement at the rates payable with respect to the Company’s existing revolving credit facility, which bear interest, at the Company’s option, at either (i) adjusted term SOFR plus a margin ranging between 1.50% to 2.25% per annum, depending on the Company’s consolidated total leverage ratio or (ii) the base rate plus a margin ranging between 0.50% to 1.25% per annum, depending on the Company’s consolidated total leverage ratio. The Tranche A Term Loans, together with all other obligations owing under the Existing Credit Agreement, are secured by substantially all the assets of the Company and certain of its subsidiaries located in the United States and a certain percentage of the capital stock of the Company’s foreign subsidiaries. The other terms and conditions of the Tranche A Term Loans are governed by the Existing Credit Agreement, as supplemented by the Incremental Agreement.
The foregoing description of the Tranche A Term Loans, the Incremental Agreement and the Existing Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Agreement and the First Amendment to Amended and Restated Credit Agreement, which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2 and are incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits
The following exhibits are filed with this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Merger Agreement, dated December 13, 2021, by and among Avanos Medical, Inc., Avent, Inc., Orthogen Merger Sub, Inc. and OrthogenRx, Inc.
4.1
Incremental Agreement, dated December 22, 2021, by and among Avanos Medical, Inc., the guarantors party thereto, the lenders party thereto, Citibank N.A., as administrative agent, and J.P. Morgan Chase Bank N.A. and MUFG Bank, LTD, as joint lead arrangers

4.2	First Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2021, by and among Avanos Medical, Inc. and Citibank N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANOS MEDICAL, INC.

Date:	January 21, 2022	By:	/s/ Mojirade James
Mojirade James Senior Vice President and General Counsel